                                                                     Exhibit 5.2

                   [JOHNSON, CARROLL AND GRIFFITH LETTERHEAD]

                               December 21, 1998


Muldoon, Murphy & Faucette
5101 Wisconsin Avenue, N.W.
Washington, D.C.  20016

Ladies and Gentlemen:

     You have requested our opinion concerning certain matters of Indiana law in connection with the conversion of First Federal Savings Bank, a federally-chartered savings bank (the "Bank"), from the mutual form of ownership to stock form of ownership (the "Conversion"), and the subscription and community offering (the "Offering"), in connection with the Conversion, by First Bancorp of Indiana, Inc., an Indiana corporation (the "Company"), of up to 2,512,750 shares of its common stock, par value $.01 per share (the "Common Stock").

     In connection with your request for our opinion, you have provided to us, and we have reviewed, the Company's articles of incorporation (the "Articles of Incorporation"), its bylaws, the Registration Statement filed with the Securities and Exchange Commission in connection with the Offering (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), resolutions of the Board of Directors of the Company (the "Board") concerning , inter alia, the organization of the Company, the Offering
                      ----- ----
and the designation of a Pricing Committee of the Board (the "Pricing Committee"), and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also obtained a certificate of the Indiana Secretary of State as to the Company's good standing as an Indiana corporation. Capitalized terms used but not defined herein shall have the meanings given them in the Articles of Incorporation.

     We understand that the Company will loan to the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP will use to purchase the shares of Common Stock for which the ESOP has subscribed as part of the Offering. In this regard, we have assumed, for purposes of rendering the opinion set forth in paragraph 2 below, that: (a) the Board has duly authorized the loan to the ESOP (the "Loan"); (b) the Loan serves a valid corporate purpose; (c) the Loan will be made at an interest rate and on other terms that are fair to the Company; (d) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP to the Company as a result of the Loan; and (e) the closing for the Loan and for the sale of Common Stock to the ESOP will be held after the closing for the sale of the other shares of Common Stock sold in the Offering and the receipt by the Company of the proceeds thereof.

     We call your attention to the fact that the opinions expressed herein are limited in all respects to matters of Indiana corporate law. We express no opinion concerning the requirements of any other law, rule or regulation, state or federal, applicable to the Bank, the Company, the

Muldoon, Murphy & Faucette
December 21, 1998
Page 2


Offering, or the Conversion, including, without limitation, those applicable to federally chartered savings associations or their holding companies.

     Based upon and subject to the foregoing, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Indiana, with the corporate power and authority to own its property and conduct its business as now conducted as described in the Prospectus.

     2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offering, the Common Stock to be issued in the Offering (including the shares to be issued to the ESOP) will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificate representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and non-assessable, with no personal liability for the payment of the Company's debts arising solely by virtue of the ownership thereof; such issuance and sale will not be in violation of or subject to any preemptive rights provided for by Indiana law or by the Articles of Incorporation.

     The following provisions of the Articles of Incorporation may not be given effect by a court applying Indiana law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and non-assessable status of the Common Stock:

     (a) Sections 3.04(3) and 3.04(6) of Article Three, which grant the Board the authority to construe and apply the provisions of those Articles and Section 3.04(4), to the extent that provision obligates any person to provide to the Board the information such subsection authorizes the Board to demand, to the extent, if any, that a court applying Indiana law were to impose equitable limitations upon the authority of the directors of the Company under such provisions.

     (b) Article Six of the Articles of Incorporation, which purports to permit the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

                                    Very truly yours,

                                    JOHNSON, CARROLL AND GRIFFITH
                                    Professional Corporation

                                    By /s/ Edwin W. Johnson
                                       -------------------------------------
                                       Edwin W. Johnson